Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Chief Financial Officer and Treasurer Insteel Industries, Inc. 336-786-2141, Ext. 3020
INSTEEL INDUSTRIES ANNOUNCES $25 MILLION STOCK REPURCHASE PROGRAM
MOUNT AIRY, N.C., January 10, 2007 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced that its board of directors has authorized the Company to repurchase up to $25 million of its outstanding common stock over a period of up to twelve months ending January 5, 2008.
The repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. This action by the board does not obligate the Company to acquire any particular amount of common stock and may be suspended at any time at its discretion. The Company had 18.2 million common shares outstanding as of January 9, 2007. Assuming that shares were repurchased at the January 9, 2007 closing price, the repurchase program represents approximately 8% of the Company’s outstanding stock.
The new authorization by Insteel’s board replaces its previous authorization to repurchase up to $15 million of the Company’s common stock which was to expire on January 12, 2007. Under this previous authorization, the Company repurchased $8.5 million, or 800,000 shares of its common stock (adjusted to reflect the two-for-one stock split that occurred on June 16, 2006).
“The new share repurchase authorization reflects our confidence in the Company’s future and gives us continued flexibility to repurchase shares on an opportunistic basis,” said H.O. Woltz III, Insteel’s president and chief executive officer.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand (“PC strand”) and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended September 30, 2006, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
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1373 BOGGS DRIVE/ MOUNT AIRY, NORTH CAROLINA 27030/336-786-2141/FAX 336-786-2144

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the Company’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in spending for nonresidential construction together with post-hurricane reconstruction requirements in the Gulf region of the United States; the severity and duration of the downturn in residential construction activity and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for engineered structural mesh (“ESM”) and expand its shipments of ESM; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of the Company’s operating costs; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended September 30, 2006.
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Insteel Industries, Inc.